 Exhibit (a)(1)(A)
ATI PHYSICAL THERAPY, INC.
Offer to Purchase for Cash up to 1,650,000 Shares of its Class A Common Stock at an
Offer Price of $2.85 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, AT THE END OF JANUARY 15, 2025, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

ATI Physical Therapy, Inc., a Delaware corporation (the “Company,” “ATI,” “we” or “us”), is offering to purchase up to 1,650,000 shares of its Class A common stock, par value $0.0001 per share (the “Shares”) at a purchase price of $2.85 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together with this Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”).
The obligation of ATI to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of various conditions set forth in this Offer to Purchase, including, among other conditions: (i) the Minimum Condition (as defined below in the “Summary Term Sheet”) and (ii) the Financing Condition (as defined below in the “Summary Term Sheet”). The Offer is also subject to the other conditions set forth in this Offer to Purchase. See Section 12 — “Conditions of the Offer.”
The Board of Directors of ATI (the “ATI Board”) has unanimously (upon the unanimous recommendation of a special committee of independent and disinterested board members (the “Special Committee”)) authorized the Offer and recommends that the stockholders of ATI accept the Offer and tender their Shares pursuant to the Offer.
A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” below. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.
THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.

IMPORTANT
If you wish to tender all or a portion of your Shares in the Offer, you should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below in the “Summary Term Sheet”) together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” or (ii) request your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares.
If you wish to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined below in the “Summary Term Sheet”) or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender your Shares by following the guaranteed delivery procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Questions and requests for assistance should be directed to Innisfree M&A Incorporated (the “Information Agent”) at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may also be obtained at our expense from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be found at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET
The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase and the Letter of Transmittal. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and the other documents referenced herein and therein in their entirety. This summary term sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below.
Securities Sought	Up to 1,650,000 shares of common stock, par value $0.0001 per share, of ATI (the “Shares”).
Price Offered Per Share	$2.85, net to the seller in cash, without interest thereon and subject to any required tax withholding.
Scheduled Expiration of Offer	12:00 Midnight, Eastern Time, at the end of January 15, 2025, unless the Offer is otherwise extended.
Purchaser	ATI Physical Therapy, Inc., a Delaware corporation.
Who is offering to purchase my Shares?
ATI Physical Therapy, Inc., which we refer to as the “Company,” “ATI,” “we” or “us,” the issuer of the Shares, is offering to purchase Shares.
What is the class and amount of securities sought pursuant to the Offer?
We are offering to purchase up to 1,650,000 Shares at a purchase price of $2.85 per Share on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “Offer” to refer to this offer and the term “Shares” to refer to the shares of our Class A common stock that are the subject of the Offer.
See Section 1 — “Terms of the Offer.”
What is the purpose of the Offer?
The purpose of the Offer is to provide holders of our Shares an opportunity to obtain value for their Shares at a premium to the closing price of the Shares on December 16, 2024 and avoid the possibility of receiving nothing in the event the Company seeks protection under the U.S. bankruptcy laws.
In our Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2024, we disclosed that we continue to generate negative operating cash flows and net losses, in part due to our current capital structure, including cash interest costs and our pace of visit volume and operating performance at the clinic level. We continue to be at risk of insufficient funding to meet our existing debt obligations as they become due as well as potential non-compliance with our minimum liquidity financial covenant under the 2022 Credit Agreement (defined below). These conditions and events raise substantial doubt about ATI’s ability to continue as a going concern.
On August 29, 2024, the ATI Board formed a special committee of independent and disinterested directors and delegated to it the power to evaluate various strategic and financing opportunities available to the Company in light of the foregoing. In connection with such review, the Special Committee determined that the Company’s opportunities were limited, both from a transaction perspective and a financing perspective. The Special Committee was advised, however, that certain of its existing lenders might be willing to provide financing for the Offer and that other of its existing lenders might be willing to provide additional working-capital financing to the Company, but only after the Company had addressed matters relating to its capital structure. The Special Committee also considered the fact that the Company’s low market capitalization was expected to cause, and ultimately did cause, the Shares to be delisted from the New York Stock Exchange. The Special Committee was concerned that the de-listing would affect the ability of holders of the Shares to realize value from the Shares. After considering these facts, the Special Committee unanimously determined that the Offer represented the best opportunity for its stockholders to obtain value for their Shares and avoid the possibility of receiving nothing in the event that the Company seeks protection under U.S. bankruptcy laws.
Who can participate in the Offer?
The Offer is open to all holders and beneficial owners of Shares. On December 14, 2024, ATI entered into a Non-Tender Agreement with certain funds managed by and affiliated with Advent International, L.P. holding a total of 2,316,613 Shares representing approximately 52% of the Shares issued and outstanding (such funds together, “Advent”), pursuant to which Advent agreed, among other things, not to tender its Subject Shares (as defined in the Non-Tender Agreement) in the Offer.
See Section 9 — “Other Agreements.”
How much are you offering to pay?
We are offering to pay $2.85 per Share, net to the seller in cash, without interest thereon and subject to any required tax withholding. We refer to this amount as the “Offer Price.”
Will I have to pay any fees or commissions?
If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply.
See Section 14 — “Fees and Expenses.”
What are the material U.S. federal income tax consequences of tendering my Shares in the Offer?
If you are a U.S. Holder (as defined below), your receipt of cash from us in exchange for the Shares you tender pursuant to the Offer generally will be a taxable event for U.S. federal income tax purposes. The cash you receive for your tendered Shares will generally be treated for U.S. federal income tax purposes as either (1) consideration received in respect of a sale or exchange of the Shares purchased by us or (2) a distribution from us in respect of such Shares. See Section 5 “Certain U.S. Federal Income Tax Consequences of the Offer” for a more detailed discussion of the tax treatment of the Offer to U.S. Holders. U.S. Holders are urged to consult their own tax advisors as to the particular tax consequences to them of the Offer.
If you are a Non-U.S. Holder (as defined below), the payment of cash for the Shares you tender pursuant to the Offer may be subject to U.S. federal income tax withholding at a rate of 30% of the gross proceeds paid, unless you establish an entitlement to a reduced or zero rate of withholding by timely completing, under penalties of perjury, the applicable Form W-8. See Section 5 “Certain U.S. Federal Income Tax Consequences of the Offer” for a more detailed discussion of the tax treatment of the Offer to Non-U.S. Holders.
Non-U.S. Holders are urged to consult their own tax advisors regarding the particular tax consequences to them of the Offer, including the application of U.S. federal income tax withholding, eligibility for a reduction of or exemption from withholding tax, and the procedure for obtaining any available refund.
Do you have the financial resources to pay for all of the Shares that you are offering to purchase pursuant to the Offer?
Yes. We estimate that we will need up to $4,702,500 to purchase the Shares pursuant to the Offer (exclusive of costs and expenses in connection with the Offer), and that we will receive such funds pursuant to the Third Amendment (as defined below). We expect to obtain the necessary funds to pay for Shares validly tendered, and not withdrawn, pursuant to the Offer from the proceeds of the Third Amendment at or about the sixth business day prior to the Expiration Date, and be able to pay for such Shares at or about the first time as of which we accept any Shares for payment pursuant to the Offer (such time, the “Acceptance Time”). Our receipt under the Third Amendment of funds that are sufficient to fund the purchase of Shares in the Offer (the “Financing Condition”) is a condition to our obligation to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer.
See Section 8 — “Source and Amount of Funds” and Section 12 — “Conditions of the Offer.”
Is your financial condition relevant to my decision to tender my Shares in the Offer?
Yes. See “What is the purpose of the Offer?” above.
Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?
Yes. Our obligation to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to various conditions set forth in Section 12 — “Conditions of the Offer,” including, among other conditions, the Minimum Condition. The “Minimum Condition” means the valid tender without withdrawal of at least 1,565,000 Shares.
What are the most significant conditions to the Offer?
Our obligation to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction or waiver of a number of conditions by 12:00 midnight, Eastern Time, at the end of the scheduled Expiration Date of the Offer, including, among other conditions:
•
the Minimum Condition; and

•
Financing Condition.

The conditions to the Offer are further described in Section 12 — “Conditions of the Offer.”
How long do I have to decide whether to tender my Shares in the Offer?
You will have until 12:00 midnight, Eastern Time, at the end of the Expiration Date to tender your Shares in the Offer. The term “Expiration Date” means January 15, 2025, unless the expiration of the Offer is extended to a subsequent date in accordance with the procedure set forth in this Offer to Purchase, in which event the term “Expiration Date” means such subsequent date. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that it will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out its deadline.
If you cannot deliver everything required to make a valid tender by the scheduled expiration of the Offer, you may still participate in the Offer by using the guaranteed delivery procedures that are described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” prior to the scheduled expiration of the Offer.
See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Can the Offer be extended and under what circumstances?
Yes. We can extend the Offer in our sole discretion upon the approval of the Special Committee, at any time, subject to applicable law. We may, however, decide not to extend the Offer. If we were to extend the Offer, we cannot indicate, at this time, the length of any extension that we may provide, but, if we do extend, we do not intend to extend the Offer past February 28, 2025. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also amend or terminate the Offer, subject to applicable law. If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by applicable law.
See Section 1 — “Terms of the Offer.”
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform Continental Stock Transfer & Trust Company, LLC, which is the depositary for the Offer (the “Depositary”), of any extension, and will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments.
See Section 1 — “Terms of the Offer.”
How do I tender my Shares?
If you hold your Shares directly as the registered owner and such Shares are represented by stock certificates, you may tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, not later than the Expiration Date. If you hold your Shares as registered owner and such Shares are represented by book-entry positions, you may follow the procedures for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase, not later than the Expiration Date. The Letter of Transmittal is enclosed with this Offer to Purchase.
If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.
If you are unable to deliver everything that is required to tender your Shares to the Depositary by the Expiration Date, you may obtain a limited amount of additional time by having a broker, a bank or another fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary using the enclosed Notice of Guaranteed Delivery. To validly tender Shares in this manner, however, the Depositary must receive the missing items within one business day after the Expiration Date.
See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Until what time may I withdraw previously tendered Shares?
You may withdraw your previously tendered Shares at any time until 12:00 midnight, Eastern Time, at the end of the Expiration Date. In addition, if we have not accepted your Shares for payment by the end of February 13, 2025, you may withdraw them at any time after that date until we accept your Shares for payment.
See Section 4 — “Withdrawal Rights.”
How do I withdraw previously tendered Shares?
To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares.
See Section 4 — “Withdrawal Rights.”
In what order will tendered Shares be purchased? Will tendered Shares be prorated? What happens if more than 1,650,000 Shares are tendered?
If more than 1,650,000 Shares are validly tendered at the Offer Price and not validly withdrawn, we will purchase Shares in the following order of priority:
•
First, we will purchase all Odd Lots (as defined below in Section 1 — “Terms of the Offer”) of less than 100 Shares from stockholders who validly tender all of their Shares at the Offer Price and who do not validly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined below in Section 1 — “Terms of the Offer”) will not qualify for this preference); and

•
Second, after purchasing all Odd Lots that were validly tendered, we will purchase Shares from all other stockholders who validly tender Shares and who do not validly withdraw them before the

Expiration Date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until we have acquired 1,650,000 Shares.
Therefore, we may not purchase all of the Shares that you tender. See Section 1 — “Terms of the Offer.”
If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?
If (i) you own, beneficially or of record, fewer than 100 Shares in the aggregate, (ii) you validly tender all of these Shares and do not validly withdraw them before the Expiration Date, and (iii) you complete the section titled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, if all offer conditions are waived or satisfied, we will purchase all of your Shares without subjecting them to the proration procedure.
Section 1 — “Terms of the Offer” and Section 12 — “Conditions of the Offer.”
Has the Offer been approved by the ATI Board?
Yes. The ATI Board has unanimously (upon the unanimous recommendation of the Special Committee) authorized the Offer and recommends that our stockholders accept the Offer and tender their Shares pursuant to the Offer.
Do ATI’s directors or executive officers or affiliates intend to tender their Shares in the Offer?
Our directors and executive officers intend to tender their Shares in the Offer. Advent, our largest holder with approximately 52% of our Shares, has entered into a Non-Tender Agreement pursuant to which they agreed, among other things, not to tender their Subject Shares (as defined in the Non-Tender Agreement) in the Offer. In addition, certain funds managed by and affiliated with Knighthead Capital Management, LLC (such funds together, “Knighthead”) and certain funds managed by and affiliated with Caspian Capital LP (such funds together, “Caspian” and, together with Advent and Knighthead, the “Significant Stockholders”) have advised the Company that they do not intend to tender their Shares into the Offer.
See Section 9 — “Other Agreements — Non-Tender Agreement.”
What will happen if I do not tender my Shares?
One consequence of the Company not completing the Offer is that the Company might not be able to secure additional working capital financing, in which case the Company might need to seek protection under U.S. bankruptcy laws. In that case, you likely would receive no value for your Shares.
Stockholders who do not participate in the Offer will retain their Shares and, if we complete the Offer, their relative equity interest in the Company will automatically increase.
Additionally, as of December 13, 2024, the Significant Stockholders collectively held 2,578,213 Shares, representing approximately 58.4% of the issued and outstanding Shares. In addition, Advent has entered into the Non-Tender Agreement, and Knighthead and Caspian have advised the Company that they do not intend to tender their Shares into the Offer. Assuming the purchase of 1,650,000 Shares pursuant to the Offer, (i) the Significant Stockholders would collectively own approximately 93.2% of the issued and outstanding Shares and (ii) the Significant Stockholders, together with certain funds managed by and affiliated with Marathon Asset Management, L.P. (such funds together, “Marathon”), and certain funds managed by and affiliated with Onex Corporation (such funds together “Onex” and, together with Marathon, the “Potential Significant Stockholders”), would collectively hold 100% in voting power of the Company’s outstanding preferred stock. Collectively, such holdings, if aggregated by the Significant Stockholders and Potential Significant Stockholders, would enable such stockholders to consummate a “short-form merger” pursuant to Section 253 or 267 of the Delaware General Corporation Law, without any action by the ATI Board or by the other stockholders.
While the Significant Stockholders and Potential Significant Stockholders have not determined that they will (and there is no agreement or understanding among them to) consummate a short-form merger,

Advent has agreed in the Non-Tender Agreement that, if Advent participates in such a short-form merger within six months following the date of the Non-Tender Agreement, the price per share to be paid to such remaining stockholders would not be less than the Offer Price. In addition, to ensure that such covenant remains in effect, Advent has agreed not to transfer its Shares during that six-month period.
See the “Introduction” to this Offer to Purchase and Section 11 — “Certain Effects of the Offer; Other Plans.”
What will happen to my stock options, warrants, restricted stock units (“RSUs”), restricted stock and other shares of common stock subject to vesting (if any) in the Offer?
The Offer is being made only for Shares, and not for outstanding stock options, warrants, restricted stock units, restricted stock or other shares of common stock subject to vesting issued by ATI. Holders of outstanding stock options, warrants, restricted stock units, restricted stock and other shares of common stock subject to vesting may participate in the Offer only if (i) they first exercise such vested stock options or warrants, (ii) such restricted stock units become vested and settled for Shares or (iii) such restricted shares of common stock become vested, in each case, in accordance with the terms of the applicable agreements of ATI and tender the Shares, if any, issued upon such exercise or in connection with such vesting and settlement. Any such exercise or settlement should be completed sufficiently in advance of the Expiration Date to assure the holder will have sufficient time to comply with the procedures for tendering Shares described below in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
What is the market value of my Shares as of a recent date?
On December 16, 2024, the last full day of trading prior to the announcement of the Offer, the reported closing sales price of the Shares on the OTC Pink Open Market was $0.73 per Share. We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.
See Section 6 — “Price Range of Shares; Dividends.”
Have any stockholders already agreed not to tender their Shares in the Offer?
Yes. On December 14, 2024, ATI entered into the Non-Tender Agreement with Advent, pursuant to which Advent agreed, among other things, not to tender its Subject Shares (as defined therein) in the Offer.
See Section 9 — “Other Agreements — Non-Tender Agreement.”
Whom should I call if I have questions about the Offer?
You may call Innisfree M&A Incorporated, the information agent for the Offer, toll free at (888) 750-5835. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION
ATI is offering to purchase up to 1,650,000 of Shares at a purchase price of $2.85 per Share (the “Offer Price”) net to the seller in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal.
The obligation of ATI to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of various conditions set forth in this Offer to Purchase, including, among other conditions: (i) the Minimum Condition and (ii) the Financing Condition. The Offer is also subject to the other conditions set forth in this Offer to Purchase. See Section 12 — “Conditions of the Offer.”
Tendering stockholders who are record owners of their Shares and who tender directly to the Depositary (as defined below in the “Summary Term Sheet”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by us pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.
The ATI Board has unanimously (upon the unanimous recommendation of the Special Committee) authorized the Offer and recommends that our stockholders accept the Offer and tender their Shares pursuant to the Offer.
THE TENDER OFFER
1.   Terms of the Offer
We are offering to purchase up to 1,650,000 Shares at the Offer Price. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and, as promptly as practicable after the Expiration Date, pay for Shares having an aggregate purchase price of up to $4,702,500 (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) validly tendered prior to 12:00 midnight, Eastern Time, at the end of the Expiration Date and not validly withdrawn as described in Section 4 — “Withdrawal Rights.”
The term “Expiration Date” means January 15, 2025, unless the expiration of the Offer is extended to a subsequent date in accordance with the procedure set forth in this Offer to Purchase, in which event the term “Expiration Date” means such subsequent date. The Offer may be extended as described below.
If the Offer is over-subscribed as described below, Shares validly tendered and not validly withdrawn will be subject to proration, except Odd Lots as described below. The proration period and, except as described herein, withdrawal rights will expire at the Expiration Date.
Only Shares validly tendered and not validly withdrawn will be purchased. However, because of the Odd Lot priority and proration provisions of the Offer described in this Section 1, all of the Shares tendered will not be purchased if Shares having an aggregate purchase price of more than $4,702,500 are validly tendered and not validly withdrawn. All Shares tendered and not purchased in the Offer, including shares validly tendered but not purchased because of proration, will be returned to the tendering stockholders at our expense promptly following the Expiration Date.
The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, the Financing Condition and the other conditions described in Section 12 — “Conditions of the Offer.”
If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934 (the “Exchange Act”) which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
Subject to the applicable rules and regulations of the SEC and other applicable laws and regulations, we expressly reserve the right to waive any offer condition at any time and from time to time, to increase the Offer Price and to make any other changes in the terms and conditions of the Offer. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to holders of Shares and investor response.
If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.
Our obligation to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction or waiver of the offer conditions.
Notwithstanding any other provision of the Offer to the contrary, we shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment or (subject to any such rules and regulations) the payment for, any tendered Shares, and may terminate the Offer at any scheduled Expiration Date or amend or terminate the Offer if any of the offer conditions has not been satisfied at 12:00 midnight, Eastern Time, on the scheduled Expiration Date of the Offer; provided, however, that (i) if, as of the scheduled Expiration Date, any offer condition is not satisfied and has not been waived, we may extend the Offer on one or more occasions, for an additional period of up to 20 business days per extension, to permit such offer condition to be satisfied and (ii) we shall extend the Offer from time to time for any period required by any rule or regulation of the SEC applicable to the Offer.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the stockholder list in our possession and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.
Priority of Purchases.   If Shares having an aggregate purchase price exceeding $4,702,500 are validly tendered at the Offer Price and not validly withdrawn, we will purchase Shares in the following order of priority:
•
First, we will purchase all Odd Lots (as defined in this Section 1 — “Terms of the Offer”) of less than 100 Shares from stockholders who validly tender all of their Shares at the Offer Price and who do not validly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined in this Section 1 — “Terms of the Offer”) will not qualify for this preference); and

•
Second, after purchasing all Odd Lots that were validly tendered, we will purchase Shares from all other stockholders who validly tender Shares and who do not validly withdraw them before the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until we have acquired Shares having an aggregate purchase price of $4,702,500.

Therefore, we may not purchase all of the Shares that you tender. See Section 1 — “Terms of the Offer.”
Odd Lots.   The term “Odd Lots” means all Shares tendered by any person (an “Odd Lot Holder”) who owned, beneficially or of record, an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. This preference is not available to partial tenders or beneficial or record holders of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. Odd Lots will be accepted for payment at the same time as other tendered Shares.
Proration.   If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares validly tendered and not validly withdrawn by the stockholder to the total number of shares validly tendered and not validly withdrawn by all stockholders (excluding Odd Lot Holders). Because of the difficulty in determining the number of Shares validly tendered and not validly withdrawn, including pursuant to the guaranteed delivery procedures, we do not expect that we will be able to announce the final proration factor, if any, or commence payment for any Shares purchased pursuant to the Offer until approximately three to five business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers. The number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether or not to tender Shares. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased.
2.   Acceptance for Payment and Payment for Shares
Subject to the terms of the Offer and the satisfaction or waiver of the offer conditions set forth in Section 12 — “Conditions of the Offer,” we will announce the preliminary results of the Offer, including preliminary information about any expected proration, on the business day following the Expiration Date. Subject to the Odd Lot priority and proration provisions of this offer, will accept for payment and pay for up to $4,702,500 of Shares validly tendered and not validly withdrawn pursuant to the Offer promptly beginning approximately three to five business days after the Expiration Date, subject to extension solely as deemed necessary by us, including in order to finalize proration results. Subject to compliance with Rule 14e-1(c) and Rule 14d-11(e) under the Exchange Act, as applicable, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 13 — “Certain Legal Matters; Regulatory Approvals.”
In all cases, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares are actually received by the Depositary.

The term “Agent’s Message” means a message, transmitted through electronic means by DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that we may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.
For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, subject to the Odd Lot priority and proration provisions of the Offer, Shares validly tendered and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making such payment.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.
3.   Procedures for Accepting the Offer and Tendering Shares
Valid Tenders.   In order for a stockholder to validly tender Shares pursuant to the Offer, either: (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date; or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery.”
Book-Entry Transfer.   The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery.” Delivery of documents to DTC does not constitute delivery to the Depositary.
Signature Guarantees.   No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.
If a Share Certificate is registered in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
Guaranteed Delivery.   If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:
•
such tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received on or prior to the Expiration Date by the Depositary as provided below; and

•
the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within one OTC Pink Open Market trading day after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by ATI.
Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares are actually received by the Depositary.
THE METHOD OF DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF SHALL PASS, ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY BOOK-ENTRY

CONFIRMATION WITH RESPECT TO SUCH SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. Neither we, nor any of our affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.
Appointment.   By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of ATI as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). Our designees will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of ATI’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.
4.   Withdrawal Rights
Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.
Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders are irrevocable, except that Shares tendered may also be withdrawn after February 13, 2025 if we have not accepted them for payment by the end of February 13, 2025.
For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered owners and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.
Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date.
We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. Neither we, nor any of our affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.
5.   Certain U.S. Federal Income Tax Consequences of the Offer
The following is a summary of certain U.S. federal income tax consequences of the Offer to our stockholders whose Shares are tendered and accepted for payment pursuant to the Offer. The summary is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof in effect as of the date of this Offer, all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
The summary applies only to our stockholders in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. This summary does not address foreign, state or local tax consequences of the Offer, nor does it purport to address the U.S. federal income tax consequences of the transactions to holders of ATI equity awards, or to special classes of taxpayers (e.g., foreign taxpayers, except as specifically described below, small business investment companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, stockholders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, United States persons whose functional currency is not the United States dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, stockholders holding Shares that are part of a straddle, hedging, constructive sale or conversion transaction, stockholders who received Shares in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock or otherwise as compensation, and stockholders that beneficially own (actually or constructively), more than 5% of the total fair market value of the Shares). In addition, this summary does not address U.S. federal taxes other than income taxes.
For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a United States person for U.S. federal income tax purposes. This summary uses the term “Non-U.S. Holder” to mean a beneficial owner of Shares (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
If a partnership, or another entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership’s activities. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer.
Because individual circumstances may differ, each stockholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer on a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.
U.S. Holders.
Tender of Shares Pursuant to the Offer
Characterization of the Exchange-Distribution vs. Sale Treatment.   If a U.S. Holder tenders its Shares pursuant to the Offer, the exchange of such shares for cash will be a taxable event for U.S. federal income tax purposes. The treatment of the exchange for U.S. federal income tax purposes will depend on whether the exchange qualifies as a sale of the tendered shares under Section 302 of the Code. If the exchange qualifies as a sale or other exchange of the tendered shares, the tendering U.S. Holder will be treated as described herein under “— U.S. Holders — Tender of Shares Pursuant to the Offer — Sale or Exchange Treatment.” If the exchange does not qualify as a sale of the tendered shares, the tendering U.S. Holder will be treated as receiving a corporate distribution with the tax consequences described under “— U.S. Federal Income Tax Considerations for U.S. Holders — Tender of Shares Pursuant to the Offer-Distribution Treatment.”
Under the stock redemption rules of Section 302 of the Code, an exchange of Shares for cash pursuant to the Offer will generally be treated as a sale of those shares (rather than as a corporate distribution) if the exchange (i) results in a “complete termination” of the U.S. Holder’s entire equity interest in us or (ii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder (together, the “Section 302 tests”). In determining whether any of the Section 302 tests are satisfied, a U.S. Holder takes into account not only stock owned directly by such holder, but also shares of our stock that are constructively owned by it. A holder may constructively own, in addition to stock actually owned, stock owned by certain related individuals (except that in the case of a “complete termination” a holder may waive, under certain circumstances, attribution from family members) and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option.
An exchange of Shares for cash pursuant to the Offer will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the exchange will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Thus, proration may affect whether the surrender of a Share by a U.S. Holder pursuant to the Offer will meet any of the Section 302 tests.
U.S. Holders participating in the Offer should consult with their own tax advisors regarding the application of Section 302 of the Code to their particular circumstances.

Sale or Exchange Treatment.   If the exchange of the tendered Shares for cash pursuant to the Offer qualifies as a sale or exchange of such shares, the tendering U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in such exchange and (ii) the U.S. Holder’s adjusted tax basis in its shares exchanged. A U.S. Holder’s adjusted basis in its Shares generally will equal the U.S. Holder’s acquisition cost less any prior distributions paid to such U.S. Holder that were treated as a return of capital for U.S. federal income tax purposes. Any capital gain or loss recognized with respect to the exchange generally will be long-term capital gain or loss if the U.S. Holder held the shares exchanged for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates, and the maximum long-term capital gains rate applicable to individual stockholders is generally 20%. The deductibility of capital losses is subject to limitations.
Distribution Treatment.   If the exchange of the tendered Shares for cash pursuant to the Offer does not qualify as a sale or exchange of such shares, the entire amount of cash received by the tendering U.S. Holder pursuant to the Offer will be treated as a distribution of cash from us with respect to such holder’s Shares. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of Shares and will be treated as described under “— U.S. Federal Income Tax Considerations for U.S. Holders — Tender of Shares Pursuant to the Offer-Sale or Exchange Treatment” above. Any remaining tax basis in the Shares tendered will be transferred to any remaining Shares held by the relevant U.S. Holder.
An additional 3.8% Medicare tax is imposed on certain net investment income (including dividends or gains recognized in connection with payments made to U.S. Holders pursuant to the Offer) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts.
To the extent that the tendering U.S. Holder is a corporation and the cash it receives in exchange for its tendered Shares is treated as a dividend, such corporate U.S. Holder (i) generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (ii) may be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.
The stock redemption rules of Section 302 of the Code are complex and the determination of whether an exchange of tendered Shares for cash pursuant to the Offer will be treated as a sale of such Shares or as a distribution with respect to such Shares is made on a holder-by-holder basis. U.S. Holders considering tendering their Shares are encouraged to consult their own tax advisors as to whether the exchange of their Shares for cash pursuant to the Offer will be treated as a sale or as a distribution under the Code.
Non-U.S. Holders.
Tender of Shares Pursuant to the Offer
If a Non-U.S. Holder tenders its Shares pursuant to the Offer, the characterization for U.S. federal income tax purposes of the exchange of such shares for cash generally will correspond to the U.S. federal income tax characterization of such exchange of a U.S. Holder’s Shares, as described in “— U.S. Federal Income Tax Considerations for U.S. Holders — Tender of Shares Pursuant to the Offer-Characterization of the Exchange — Distribution vs. Sale Treatment” above.
Sale or Exchange Treatment.   If the exchange of the tendered Shares for cash pursuant to the Offer qualifies as a sale or exchange of such shares, the tendering Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the exchange unless:
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the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•
the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

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ATI is or has been a United States real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes at any time within the five-year period preceding the Offer, the Non-U.S. Holder owned more than 5% of the Shares at any time within that five- year period, and certain other conditions are satisfied.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.
A Non-U.S. Holder whose gain is described in the second bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined in the Code) unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a rate of 30% or such lower rate as specified by an applicable income tax treaty).
Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide property interests and its other assets used or held for use in a trade or business. We believe that we are not, and have not been and will not be at any time during the shorter of the five-year period ending on the date of disposition pursuant to the Offer or the period that the Non-U.S. Holder held Shares, a USRPHC for U.S. federal income tax purposes. In the event we are a USRPHC, as long as our Shares are regularly traded on an established securities market, gain from the disposition of the Shares will be subject to taxation under the third bullet point only with respect to a Non-U.S. Holder that actually or constructively held more than 5% of our Shares at any time during the shorter of (a) the five-year period ending on the date of the disposition pursuant to the Offer or (b) the Non-U.S. Holder’s holding period for such shares. If gain on the disposition of Shares were subject to taxation under the third bullet point above, the Non-U.S. Holder would generally be taxed as described in the preceding paragraph.
Distribution Treatment.   If the exchange of the tendered Shares for cash pursuant to the Offer does not qualify as a sale or exchange of such Shares, the entire amount of cash received by the tendering Non-U.S. Holder pursuant to the Offer will be treated as a distribution of cash from us with respect to such holder’s Shares. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Shares and will be treated as described under “— U.S. Federal Income Tax Considerations for Non-U.S. Holders — Tender of Shares Pursuant to the Offer — Sale or Exchange Treatment” above. Any remaining tax basis in the Shares tendered will be transferred to any remaining Shares held by the relevant Non-U.S. Holder.
Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any such distribution treated as made to a Non-U.S. Holder on its Shares generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.
Dividends paid to a Non-U.S. Holder that are effectively connected with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States)

generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.
Because an applicable withholding agent may not know whether a particular holder qualifies for sale or exchange treatment, the withholding agent may treat the cash received by a Non-U.S. Holder participating in the Offer as a dividend distribution from us. In such case, the withholding agent may withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder unless the applicable withholding agent determines that an exemption from withholding or a reduced rate of withholding is available.
Generally, to establish an applicable exemption from, or reduced rate of, U.S. federal withholding tax, a Non-U.S. Holder must deliver to the Depositary or other applicable withholding agent an applicable IRS Form W-8, as described above. The applicable withholding agent may generally determine a holder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., an applicable IRS Form W-8) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Holder meets one of the Section 302 Tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due.
Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a reduction of or exemption from withholding tax and the procedure for obtaining any available refund.
The stock redemption rules of Section 302 of the Code are complex and the determination of whether an exchange of tendered Shares for cash pursuant to the Offer will be treated as a sale of such shares or as a distribution with respect to such shares is made on a holder-by-holder basis. Non-U.S. Holders considering tendering their Shares are encouraged to consult their own tax advisors as to whether the exchange of their shares for cash pursuant to the Offer shall be treated as a sale or as a distribution under the Code.
Information Reporting and Backup Withholding. Any dividends paid to a Non-U.S. Holder must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established. Any dividends paid to a Non-U.S. Holder (including constructive dividends received as a result of participating in the Offer) generally will not be subject to backup withholding if the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).
To the extent Non-U.S. Holders tender Shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such Non-U.S. Holders should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.
Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on Shares if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code)

(including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.
Because, as discussed above, the applicable withholding agent may treat amounts paid to Non-U.S. Holders in the Offer as dividends for U.S. federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above.
Non-U.S. Holders are encouraged to consult their own tax advisors regarding the possible implications of FATCA to them.
6.   Price Range of Shares; Dividends
On December 3, 2024, the Shares were delisted and suspended from trading on the New York Stock Exchange. The Shares currently trade on the OTC Pink Open Market under the symbol “ATIP.” The following table sets forth the high and low sale prices per Share for each quarterly period within the two preceding fiscal years, as reported by the New York Stock Exchange (through December 3, 2024) and OTC Pink Open Market (beginning December 4, 2024) (reflecting the consummation on June 14, 2023 of a reverse stock split of Shares at a ratio of 1-for-50):
	High	Low
Fiscal Year Ending December 31, 2024
First Quarter	$7.74	$5.18
Second Quarter	$5.83	$3.92
Third Quarter	$6.59	$4.45
Fourth Quarter (through December 16, 2024)	$6.46	$0.41
Fiscal Year Ended December 31, 2023
First Quarter	$0.50	$0.25
Second Quarter	$13.48	$0.15
Third Quarter	$9.80	$6.00
Fourth Quarter	$9.02	$6.10

	High	Low
Fiscal Year Ended December 31, 2022
First Quarter	$3.93	$1.58
Second Quarter	$2.26	$1.25
Third Quarter	$1.71	$0.85
Fourth Quarter	$1.18	$0.22
On December 16, 2024, the last full day of trading prior to the announcement of the Offer, the closing price of the Shares on the OTC Pink Open Market was $0.73 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares.
We have not declared or paid dividends to date and do not anticipate doing so.
7.   Certain Information Concerning ATI
ATI is a nationally recognized healthcare company, specializing in outpatient rehabilitation and adjacent healthcare services. ATI provides outpatient physical therapy services and, as of September 30, 2024, had 874 clinics located in 24 states (as well as 16 clinics under management service agreements). ATI was founded in 1996 under the name Assessment Technologies Inc. Fortress Value Acquisition Corp. II was organized as a Delaware corporation in 2020 and assisted in the business combination transaction pursuant which ATI became a public company and was renamed ATI Physical Therapy, Inc. (the June 16, 2021 closing of the business combination transaction hereinafter referred to as the “Business Combination Closing Date”). ATI offers a variety of services within its clinics, including physical therapy to treat spine, shoulder, knee and neck injuries or pain; work injury rehabilitation services, such as work conditioning and work hardening; hand therapy; and other specialized treatment services. The business address and business telephone number of ATI are as set forth below:
ATI Physical Therapy, Inc.
790 Remington Boulevard
Bolingbrook, IL 60440
(630) 296-2223
The summary information set forth below is qualified in its entirety by reference to ATI’s public filings with the SEC (which may be obtained and inspected as described below under “Additional Information”) and should be considered in conjunction with the more comprehensive financial and other information in such filings and other publicly available information.
The name, business address, citizenship, current principal occupation or employment, five-year material employment history and citizenship of each director and executive officer of ATI and certain other information are set forth in Schedule I to this Offer to Purchase.
Except as set forth in Schedule I to this Offer to Purchase, during the last five years, none of ATI or, to the best knowledge of ATI, any of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase, to the knowledge of ATI: (i) none of the persons listed in Schedule I hereto beneficially owns or has a right to acquire any Shares or any other equity securities of ATI; (ii) none the persons referred to in clause (i) above has effected any transaction with respect to the Shares or any other equity securities of ATI during the past 60 days; and (iii) none of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of ATI (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations (except for the Non-Tender Agreement, as described in Section 9 — “Other Agreements”).
Additional Information.   ATI is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports, proxy statements and other information with the SEC relating to its business, its financial condition, information as of particular dates concerning ATI’s directors and officers, information as of particular dates concerning the principal holders of ATI’s securities and any material interests of such persons in transactions with ATI. Such reports, proxy statements and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, including ATI, that file electronically with the SEC
8.   Source and Amount of Funds
The maximum aggregate purchase price for the Shares purchased pursuant to the Offer will be $4,702,500, unless the Offer is amended. We expect to fund the purchase of Shares in the Offer with proceeds from the issuance of new notes (the “New Notes”) pursuant to an amendment to the Company’s existing Note Purchase Agreement, dated as of April 17, 2023 (the “Note Purchase Agreement”), by and among, inter alios, the Company, the subsidiary guarantors from time to time party thereto, the purchasers from time to time party thereto and Wilmington Savings Fund Society, FSB. On December 12, 2024, the Company entered into the Third Amendment to the Note Purchase Agreement (the “Third Amendment” and together with the Note Purchase Agreement, the “Financing Agreements”) pursuant to which (i) no later than the sixth business day prior to the Expiration Date (subject to the satisfaction or waiver of the conditions set forth in the Financing Agreements), the Purchasers party thereto will fund into escrow an aggregate amount of $6,000,000 and (ii) on the Expiration Date (subject to the satisfaction or waiver of the offer conditions and an instruction from the Company to the escrow agent that the Company intends to accept the Shares tendered in the Offer), after disbursement by the escrow agent of such funds, the Company will issue, and the Purchasers party thereto will purchase, New Notes in an aggregate amount of up to the total price of all Shares validly tendered (and not withdrawn) pursuant to the Offer and accepted by the Company, with any remaining cash held in escrow being returned to the Purchasers party thereto. All interest paid in connection with the issued notes will be paid in kind by capitalizing the amount of such interest on the outstanding principal balance of such note. The proceeds of the New Notes will be used to fund the Offer. If issued, the New Notes will mature on August 24, 2028 and will bear interest at a rate of 12% for the first 180 days after the date on which such new notes are funded into escrow and 17% thereafter. The notes issued under the Note Purchase Agreement, including the New Notes, are secured by a second lien in substantially all assets of the Company and its subsidiaries. The Offer is subject to the receipt by the Company of funds under the Third Amendment that are sufficient to fund the purchase of Shares in the Offer. This means that if we are not able to satisfy the Financing Condition, we will not be required to close the Offer. Proceeds from the issuance of the New Notes are expected to be available at least five business days prior to the Expiration Date in order to address the Financing Condition.
9.   Other Agreements
Non-Tender Agreement
On December 14, 2024, ATI entered into a Non-Tender Agreement with Advent, pursuant to which Advent agreed, among other things, not to tender its Subject Shares (as defined in the Non-Tender Agreement) in the Offer. Additionally, Advent agreed that, if Advent participates in any “short-form merger” of ATI pursuant to Section 253 or 267 of the Delaware General Corporation Law within six months following the date of the Non-Tender Agreement, the price per share paid to remaining stockholders would not be less than the Offer Price. In addition, to ensure that such covenant remains in effect, Advent has agreed not to transfer its Shares during that six-month period
The foregoing is only a summary and is qualified in its entirety by reference to the forms of Non-Tender Agreement, a copy of which is filed as Exhibit (d) of the Schedule TO and is incorporated herein by reference. For a complete understanding of the Non-Tender Agreement, you are encouraged to read the full text of the form of Non-Tender Agreement.
Financing Agreements
The Company is a party to that certain Note Purchase Agreement, whereby the Company issued $103,243,302.02 of notes and $41,500,000 in delayed draw notes. Additionally, on December 12, 2024, the Company entered into the Third Amendment pursuant to which (i) no later than the sixth business day prior to the Expiration Date (subject to the satisfaction or waiver of the conditions set forth in the Financing Agreements), the Purchasers party thereto will fund into escrow an aggregate amount of $6,000,000 and (ii) on the Expiration Date (subject to the satisfaction or waiver of the offer conditions and an instruction from the Company to the escrow agent that the Company intends to accept the Shares tendered in the Offer), after disbursement by the escrow agent of such funds, the Company will issue, and the Purchasers party thereto will purchase, New Notes in an aggregate amount of up to the total price of all Shares validly tendered (and not withdrawn) pursuant to the Offer and accepted by the Company, with any remaining cash in escrow being returned to the Purchasers party thereto. All interest paid in connection with the issued notes will be paid in kind by capitalizing the amount of such interest on the outstanding principal balance of such note. The proceeds of the New Notes will be used to fund the Offer. If issued, the New Notes will mature on August 24, 2028 and will bear interest at a rate of 12% for the first 180 days after the date on which such New Notes are funded into escrow and 17% thereafter. The notes issued under the Note Purchase Agreement, including the New Notes, are secured by a second lien in substantially all assets of the Company and its subsidiaries.
The foregoing is a summary of the material provisions of the Financing Agreements. The foregoing description of the Financing Agreements is only a summary and is qualified in its entirety by reference to the forms of Financing Agreements, copies of which are filed as Exhibits (b)(1), (b)(2), (b)(3) and (b)(4) of the Schedule TO and are incorporated herein by reference. For a complete understanding of the Financing Agreements, you are encouraged to read the full text of the form of Financing Agreements.
10.   Purpose of the Offer
The purpose of the Offer is to provide holders of our Shares an opportunity to obtain value for their Shares at a premium to the closing price of the Shares on December 16, 2024, and avoid the possibility of receiving nothing in the event the Company seeks protection under the U.S. bankruptcy laws.
In our Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2024, we disclosed that we continue to generate negative operating cash flows and net losses, in part due to our current capital structure, including cash interest costs and our pace of visit volume and operating performance at the clinic level. We continue to be at risk of insufficient funding to meet our existing debt obligations as they become due as well as potential non-compliance with our minimum liquidity financial covenant under that certain credit agreement, effective February 24, 2022, by and among ATI Holdings Acquisition, Inc., an indirect subsidiary of ATI, Wilco Intermediate Holdings, Inc., as loan guarantor, Barclays Banks PLC, as administrative agent and issuing bank, and a syndicate of lenders (the “2022 Credit Agreement”). These conditions and events raise substantial doubt about the ATI’s ability to continue as a going concern.
On August 29, 2024, the ATI Board formed a special committee of independent and disinterested directors and delegated to it the power to evaluate various strategic and financing opportunities available to the Company in light of the foregoing. In connection with such review, the Special Committee determined that the Company’s opportunities were limited, both from a transaction perspective and a financing perspective. The Special Committee was advised, however, that certain of its existing lenders might be willing to provide financing for the Offer and that other of its existing lenders might be willing to provide additional working-capital financing to the Company, but only after the Company had addressed matters relating to its capital structure. The Special Committee also considered the fact that the Company’s low market capitalization was expected to cause, and ultimately did cause, the Shares to be delisted from the New York Stock Exchange. The Special Committee was concerned that the de-listing would affect the ability of holders of the Shares to realize value from the Shares. After considering these facts, the Special Committee unanimously determined that the Offer represented the best opportunity for its stockholders to obtain value for their Shares and avoid the possibility of receiving nothing in the event that the Company seeks protection under U.S. bankruptcy laws.
11.   Certain Effects of the Offer; Other Plans
The Offer presents some potential risks and disadvantages to us and our continuing stockholders.
Market for the Shares.   The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price. Stockholders who choose not to tender their Shares will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. We can give no assurance, however, that we will not issue additional Shares or equity interests in the future. Additionally, Shares we acquire in the Offer will be retired and will become authorized and unissued shares.
Concentrated Ownership.   As of December 13, 2024, the Significant Stockholders collectively held 2,578,213 Shares, representing approximately 58.4% of the issued and outstanding Shares. In addition, Advent has entered into the Non-Tender Agreement, and Knighthead and Caspian have advised the Company that they do not intend to tender their Shares into the Offer. Assuming the purchase of 1,650,000 Shares pursuant to the Offer, (i) the Significant Stockholders would collectively own approximately 93.2% of the issued and outstanding Shares and (ii) the Significant Stockholders, together with the Potential Significant Stockholders, would collectively hold 100% in voting power of the Company’s outstanding preferred stock. Collectively, such holdings, if aggregated by the Significant Stockholders and Potential Significant Stockholders, would enable such stockholders to consummate a “short-form merger” pursuant to Section 253 or 267 of the Delaware General Corporation Law, without any action by the ATI Board or by the other stockholders.
While the Significant Stockholders and Potential Significant Stockholders have not determined that they will (and there is no agreement or understanding among them to) consummate a short-form merger, Advent has agreed in the Non-Tender Agreement that, if Advent participates in such a short-form merger within six months following the expiration of the Offer, the price per share to be paid to such remaining stockholders would not be less than the Offer Price. In addition, to ensure that such covenant remains in effect, Advent has agreed not to transfer its Shares during that six-month period.
Other Plans.   Except as otherwise disclosed in this Offer to Purchase, we have no plans, proposals or negotiations underway that would result in:
•
any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•
any purchase, sale or transfer of a material amount of our assets or any assets of our subsidiaries;

•
any change in the ATI Board or management, including any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the ATI Board) or to change any material term of the employment arrangements of any executive officer;

•
any material change in our present dividend rate or policy or our consolidated capitalization or our indebtedness;

•
any class of our equity securities ceasing to be authorized to be quoted on the OTC Pink Open Market;

•
any material change in our corporate structure or business;

•
any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•
the suspension of our obligation to file reports under Section 15 of the Exchange Act;

•
the acquisition by any person of additional securities of ATI, or the disposition of additional securities of ATI; or

•
any changes in our certificate of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

As of November 30, 2024, Shares were held by fewer than 300 holders of record and, as of December 4, 2024, the Shares were delisted from the New York Stock Exchange. Accordingly, in 2025, we intend to deregister the Shares from the reporting requirements of Section 12(g) and Section 15(d) of the Securities Exchange Act.
12.   Conditions of the Offer
Our obligation to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Condition, the Financing Condition and the conditions below. Accordingly, notwithstanding any other provision of the Offer to the contrary, we shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment or (subject to any such rules and regulations) the payment for, any tendered Shares, and may amend or terminate the Offer, if (i) the Minimum Condition has not been satisfied or waived at 12:00 midnight, Eastern Time, at the end of the scheduled Expiration Date of the Offer; or (ii) the Financing Condition has not been satisfied or waived at 12:00 midnight, Eastern Time, at the end of the scheduled Expiration Date of the Offer; or (iii) any of the following additional conditions occur (or shall have been reasonably determined by us to have occurred) by 12:00 midnight, Eastern Time, at the end of the scheduled Expiration Date of the Offer:
•
any instituted, pending or threatened suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation shall have commenced, been brought, conducted or heard by or before, or otherwise involving, any court or other governmental, regulatory or administrative agency, authority or tribunal) initiated by or before any court or other governmental, regulatory or administrative agency, authority or tribunal:

•
challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the Offer, our acceptance for payment of the Shares tendered pursuant to the Offer, or any other matter relating to the Offer, or seeking to obtain material damages in connection therewith;

•
seeking, directly or indirectly, to make the purchase of, or payment of, some or all Shares pursuant to the Offer illegal or resulting in our ability to accept for payment or pay for some or all of the Shares;

•
materially impairing the contemplated benefits of the Offer;

•
that could be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

•
any order that is reasonably likely to result, directly or indirectly, in any of the effects referred to above in the sub-bullet points included in the immediately preceding bullet point;

•
any change in the general political, market, economic or financial conditions, domestically or internationally, that could, in our reasonable judgment, be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of our or our subsidiaries’ business, including, but not limited to, the following:

•
any general suspension of trading in, or limitation on prices for, securities in the over-the-counter market;

•
the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•
the commencement or material escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

•
the outbreak of any global pandemic or epidemic;

•
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•
any decrease of more than 10% in the market price for the Shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, the NYSE Composite Index, the NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on December 13, 2024, or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects of us, our subsidiaries and our affiliates, or on the trading in the Shares, or the proposed financing for the Offer, or on the benefits we expect to receive from the Offer;

•
a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that, in our reasonable judgment, could have a material adverse effect on our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or on the trading in the Shares, or the proposed financing for the Offer, or on the benefits we expect to receive from the Offer;

•
in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•
any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or any other third party consent required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

•
there has been any legislation amending the Code that has passed either the United States House of Representatives or the Senate or otherwise is pending before the United States House of Representatives or the Senate or any committee thereof, the effect of which would be to change the United States federal income tax consequences of the consummation of the Offer in any manner that, in our reasonable judgment, could adversely affect us or any of our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of our or our subsidiaries’ business;

•
a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been commenced, proposed or announced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction;

•
we learn that:

•
any entity, “group” (for purposes of the conditions of the Offer, as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent publicly disclosed in a Schedule 13D or Schedule 13G filed with the SEC before December 13, 2024);

•
any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC before December 13, 2024 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of our outstanding Shares;

•
any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

•
any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•
any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•
indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

•
could be expected to prohibit, restrict or delay consummation of the Offer;

•
otherwise could be expected to materially and adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of us or our subsidiaries; or

•
any change or changes have occurred or are threatened in our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects that, in our reasonable judgment, has or could be expected to have a material adverse effect on us or our subsidiaries, or on the trading in the Shares, or the proposed financing for the Offer, or on the benefits we expect to receive from the Offer.

The foregoing conditions may be waived by us, in whole or in part at any time and from time to time, in our sole discretion. However, if an event occurs that will result in a failure of a condition to the Offer to be satisfied as of the scheduled expiration of the Offer, we will disclose whether or not we are waiving that condition promptly after learning of such event unless the condition is one where satisfaction of the condition may be determined only upon expiration of the Offer or we are unable to determine whether the event will result in a failure of the condition to be satisfied.
13.   Certain Legal Matters; Regulatory Approvals
General.   We are not aware of any governmental license or regulatory permit that appears to be material to our business that would be adversely affected by our acquisition of Shares pursuant to the Offer or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. However, we do not anticipate delaying the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions. There can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to our business, which may give us the right to terminate the Offer at any Expiration Date without accepting for payment any Shares validly tendered (and not withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the offer conditions. See Section 12 — “Conditions of the Offer.”
14.   Fees and Expenses
We have retained Innisfree M&A Incorporated to be the Information Agent and Continental Stock Transfer & Trust Company, LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.
The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.
We will not pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by us.
15.   Miscellaneous
The Offer is not being made to (nor will tenders be accepted from or on behalf of holders of) Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by us.
No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of ATI, the Depositary or the Information Agent for the purposes of the Offer.
We have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 13e-4 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7 — “Certain Information Concerning ATI” above.
ATI Physical Therapy, Inc.
December 17, 2024

SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF ATI
The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of ATI are set forth below. The business address of each such director and executive officer is 790 Remington Boulevard, Bolingbrook, IL 60440. The telephone number at such office is (630) 296-2223. All directors and executive officers listed below are citizens of the United States.
Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Joanne Burns Director	Ms. Burns, age 64, joined our Board in 2021, and currently is a member of our Audit Committee and Compensation Committee. Prior to serving on the Board, Ms. Burns served as the Chief Strategy Officer for Cerner Corporation, a healthcare IT company, from 2013 to 2019. Ms. Burns serves on the board of directors of Availity, a healthcare claims clearinghouse, as the chair of the performance and compensation committee and a member of the finance committee. Ms. Burns is chair of the management board and the compensation committee of SNOMED International, an international non-profit organization focused on clinical terminology used in electronic health records. Ms. Burns received her B.S. from the State University of New York College at Plattsburgh and her M.P.A. from the University of San Francisco.
Daniel Dourney Director	Mr. Dourney, age 68, joined our Board in February 2022. Mr. Dourney joined the Board of National Spine and Pain Centers in February 2023. From April 2019 to June 2021, Mr. Dourney served as President and Chief Executive Officer of Professional PT, LLC, a provider of outpatient physical and hand therapy and rehabilitation services. Previously, from May 2016 to March 2019, he was the President and Chief Operations Officer of OptimisCorp, a medical technology provider, and, prior to that was the COO of Physiotherapy Associates, an outpatient physical and occupational rehabilitation service and health and wellness program provider, from May 2014 to March 2016. Mr. Dourney has served on the board of directors of OptimisCorp since May 2016. Mr. Dourney received a bachelor’s degree from State University of New York Upstate Medical University and is a physical therapist.
Jeff Goldberg Director	Mr. Goldberg, age 58, joined our Board in December 2023 and currently is a member of our Audit Committee and Health Care Compliance Committee. Mr. Goldberg serves as chair of the board of Lannett, a generic pharmaceutical company, and as a board member of Banza, a national pasta company. Previously, Mr. Goldberg served from April 2023 to May 2024 as Interim Chief Financial Officer of Advantia Health, a women’s health platform seeking to transform health care for all women, including OB/Gyn, lactation, mental health and wellness. Mr. Goldberg also previously served on the board of directors of a number of private health care services companies, including from January 2014 to March 2016, as chair of the board of Physiotherapy Associates, a national provider of outpatient physical therapy services.
John Larsen Director, Chair of the Board	Mr. Larsen, age 67, has served on our Board since 2018 and has served as the Chair of the Board since 2021. Mr. Larsen currently is a member of our Compensation Committee and is the Chair of the Nominating and Corporate Governance Committee. He also served as

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Executive Chairman and a member of the leadership team fulfilling the role of Principal Executive Officer until April 28, 2022. Mr. Larsen’s role at the Company has primarily been to work alongside executives and board members, participating in and nurturing broad networks of alliances with others. Mr. Larsen is an executive at Bridgeway Partners LLC (“Bridgeway”) and Cloverfields, LLC. Prior to forming Bridgeway in 2020, Mr. Larsen served in various roles at UnitedHealth Group from 2005 until 2018. Mr. Larsen was also an executive at Gondola Eye, LLC from 2019 until 2020.
James Parisi Director	Mr. Parisi, age 59, joined our Board in 2021 and currently is a member of our Nominating and Corporate Governance Committee and is the Chair of the Audit Committee. Since May 2018, Mr. Parisi has served on the board of directors of Cboe Global Markets, Inc., a global exchange operator, as the chair of the audit committee and a member of the compensation committee. Previously, Mr. Parisi served on the board of directors of Cotiviti Inc., a clinical and financial analytics company, as the Chair of the audit committee and a member of the board strategy committee from 2015 until 2018. Mr. Parisi also served on the board of directors for Cboe Futures Inc., a futures exchange, where he was a member of the regulatory oversight committee from 2016 until 2018 and served on the board of directors of Pursuant Health, Inc., a provider of self-service health and wellness testing kiosks, as the chair of the audit committee from 2014 until 2021. Mr. Parisi served as Chief Financial Officer of CME Group Inc., a publicly traded company, from 2004 through 2014. Mr. Parisi received his B.S. from the University of Illinois at Urbana-Champaign and his M.B.A. from the University of Chicago Booth School of Business.
Carmine Petrone Director	Mr. Petrone, age 42, has served on our Board since 2016 and currently serves as the Chair of the Compensation Committee. Mr. Petrone is a Managing Director at Advent, focused on investments in the healthcare sector. Mr. Petrone has worked on more than 12 Advent investments. Mr. Petrone currently serves on the board of AccentCare, Iodine Software and Simtra BioPharma Solutions. Prior to joining Advent in 2010, Mr. Petrone was an associate at Thomas H. Lee Partners from 2006 to 2008. Mr. Petrone currently serves on the Board of Directors of AccentCare. He holds a B.A. in Economics from the John Hopkins University and an M.B.A. from Harvard Business School.
Randy Raisman Director	Mr. Raisman, age 47, joined our Board in June 2023 and currently is a member of our Compensation Committee and Health Care Compliance Committee. Mr. Raisman is a Managing Director focused on distressed investing opportunities and the high yield credit markets at Marathon Asset Management, L.P. (“MAM”). Mr. Raisman has led both distressed and performing investments for MAM in the healthcare sector, with a focus on hospitals, medical staffing, laboratory testing and branded and generic pharmaceuticals. Mr. Raisman has also led several large financial services related investments for MAM, with a focus on mortgage lending and mortgage servicing, the insurance sector and the consumer finance sector. Mr. Raisman has over 15 years of experience investing in distressed opportunities in the retail and consumer sectors, having led several restructurings in those industries. Mr. Raisman joined MAM

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
from Chatham Asset Management (2010 – 2012) where he was an Analyst investing in distressed companies across a broad range of industries. Prior to Chatham Asset Management, Mr. Raisman was a senior member of the investment team at Durham Asset Management (2006 – 2009), a hedge fund focused on distressed investing. Mr. Raisman holds an M.B.A. degree in Finance from Columbia Business School and a Bachelors of Business Administration and a Masters of Accounting degree from The University of Michigan Business School. He sits on the Board of Directors of Kaleo Pharmaceuticals, Healogics and Auto Europe Group.
Andrew Shannahan Director	Mr. Shannahan, age 43, joined our Board in June 2023 and currently serves as a member of our Nominating and Corporate Governance Committee. Mr. Shannahan is Head of Research and Partner at Knighthead Capital Management, LLC (“Knighthead”), an event driven and deep value focused SEC-registered investment advisor, specializing in financial and operational restructuring. Mr. Shannahan has had sixteen years of investment experience at Knighthead, and oversees the Knighthead research team, leading complex investment deals. Prior to joining Knighthead in 2008, he spent six years as a senior research analyst for Litespeed Partners, an event-driven hedge fund. Mr. Shannahan serves as a member of the Investment Committee of certain funds managed by Knighthead. He is also on the Board of Directors of Birmingham City Football Club Limited, Birmingham City Limited, Birmingham City Stadium Ltd, Birmingham City Women Football Club Limited, Shelby Companies Limited, Homer City Holdings, LLC, Hertz Global Holdings, Inc., Bowhunter Holdings, LLC, Knighthead Annuity & Life Assurance Company and certain of its affiliates. Mr. Shannahan graduated from Columbia University in 2003.
Teresa Sparks Director	Ms. Sparks, age 56, joined our Board in December 2021 and is currently a member of the Audit Committee and is the Chair of the Health Care Compliance Committee. From October 2018 to August 2020, Ms. Sparks served as CFO and Executive Vice President of Envision Healthcare, a leading provider of physician-led services and post-acute care services in addition to ambulatory surgery services. Previously, from March 2018 to September 2018, she was the interim CFO at Brookdale Senior Living, and, prior to that, was the CFO at Surgery Partners and its predecessor company, Symbion, Inc., from November 2014 to January 2018. Ms. Sparks currently serves on the board of directors of Harrow Health, Inc., a publicly traded ophthalmic-focused healthcare company, where she is chair of the audit committee and a member of the nominating and governance and compensation committees. Ms. Sparks is also the chair of the audit committee for InnovAge, a publicly traded Program of All-inclusive Care for the Elderly (PACE) program. Ms. Sparks also serves on the board of directors and as chair of the audit committee of several other private companies. Ms. Sparks received a Bachelor’s Degree from Trevecca Nazarene University.
Sharon Vitti Director, Chief Executive Officer	Ms. Vitti, age 59, joined our Company as Chief Executive Officer in 2022 with nearly 30 years’ experience in healthcare. Before joining the Company, Ms. Vitti served as Senior Vice President at CVS Health and President of MinuteClinic, where she led all aspects of care delivery,

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
business operations and strategic development. Prior to Ms. Vitti’s tenure at CVS Health and MinuteClinic, she served in executive leadership at Brigham and Women’s Hospital, including nine years as Senior Vice President of Clinical Services for Ambulatory and Women’s Health. Ms. Vitti received her Bachelor of Science degree from Clark University and a Master of Public Administration from New York University.
Joseph Jordan Chief Financial Officer	Mr. Jordan was named Chief Financial Officer of ATI in 2019. He is responsible for overseeing financial operations, including accounting, tax, treasury, and investor relations. Mr. Jordan has more than 20 years’ of financial experience in various industries including healthcare, retail, and manufacturing. Prior to being named as CFO, Mr. Jordan served as the Company’s Senior Vice President and Chief Accounting Officer, beginning in 2018. Before ATI, Mr. Jordan worked at Sears Holding Corporation (“Sears”), starting as the Assistant Controller and advancing to Vice President and Corporate Controller. He began his career in 2003 and held various positions at Deloitte and Sun Coke Energy before joining Sears. Mr. Jordan received his B.S. in Accounting from Purdue University and is a Certified Public Accountant.
Chris Cox Chief Operating Officer	Mr. Cox was named Chief Operating Officer of ATI in 2022. In this role, he oversees the Company’s ATI Worksite Solutions and Sports Medicine businesses — together known as Health Services — as well as field operations, revenue cycle management, payer contracting and reimbursement, central scheduling and telehealth support, and transformation & enterprise project management. Prior to ATI, Mr. Cox spent nearly 15 years in senior leadership positions at CVS Health. He holds an M.B.A. from The Wharton School at the University of Pennsylvania with a dual concentration in Finance and General Management, and an undergraduate degree from Duke University.
Erik Kantz Chief Legal Officer, Corporate Secretary	Mr. Kantz joined ATI in 2016 as Assistant General Counsel Mergers & Acquisitions. Prior to that, Mr. Kantz was a partner and Vice Chair of the Business Group at Saul Ewing Arnstein & Lehr LLP, and was previously partner and Director of Operations at College Sports Chicago. He holds a bachelor’s degree from Illinois Wesleyan University and a juris doctor degree from DePaul University.
Augustus Oakes Chief Information Officer	Mr. Oakes was named Chief Information Officer of ATI in 2020, and prior to assuming the role, Mr. Oakes served the Company as Vice President of Business Technology beginning in 2018. Prior to joining the Company, Mr. Oakes served as a management consultant at KPMG LLP from 2013 until 2018, where he helped companies build modern IT operating models and prepare for digital disruption. Mr. Oakes also served in various IT leadership roles at Walgreen Company, d/b/a Walgreens and as a management consultant with Accenture plc. Mr. Oakes holds a degree from Loyola University Chicago.
Scott Gregerson Chief Growth Officer	Mr. Gregerson joined ATI as Chief Growth Officer in January 2023. In this role, he leads growth initiatives across business development, mergers and acquisitions, sales, marketing, real estate, and other potential future growth opportunities. Prior to joining ATI,

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Mr. Gregerson served in executive-level positions with several large hospital and health systems. He holds a bachelor’s degree from the University of California, Santa Barbara and a juris doctor degree from Washington and Lee University School of Law.
Eimile Tansey Chief People Officer	Ms. Tansey joined ATI as Chief People Officer in August 2022 with more than 20 years’ experience in Human Resources and Operations. Before coming to ATI, she served as Chief People Officer at elder-care provider InnovAge. Prior to that, Ms. Tansey held various HR leadership positions at CVS Health for more than a decade, rising to Vice President of Human Resources. She holds a Master of Science, Human Resources Management from the University of Maryland Global Campus and a Bachelor of Arts in Political Science and Government from Ohio Wesleyan University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our Shares for each of our named executive officers (“Named Executive Officers” or “NEOs”), each of our directors, all of our directors and executive officers as a group and each person we know to be the beneficial owner of more than 5% of our Shares.
In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares of Shares issuable pursuant to securities that are convertible, exercisable or settled within 60 days of November 30, 2024. Shares issuable pursuant to securities convertible, exercisable or settled within 60 days of November 30, 2024 are deemed outstanding for computing the percentage of the class beneficially owned by the person holding such securities but are not deemed outstanding for computing the percentage of the class beneficially owned by any other person. Except as otherwise indicated, all share ownership is as of November 30, 2024 and the percentage of beneficial ownership is based on 4,415,383 Shares legally outstanding.
The business address of each beneficial owner is c/o ATI Physical Therapy, Inc., 790 Remington Blvd., Bolingbrook, IL 60440, unless otherwise indicated below.
Name of Beneficial Owner	Shares Beneficially Owned (#)	Percentage of Beneficial Ownership
5% or Greater Stockholders
Knighthead Capital Management, LLC(1)	5,801,539	58.3%
Marathon Asset Management GP, L.L.C.(2)	4,274,559	49.2%
Advent International, L.P.(3)	2,316,613	52.5%
Onex Corporation(4)	758,040	14.7%
Caspian Capital LP(5)	430,067	8.9%
Named Executive Officers and Directors
Andrew Shannahan	0	*
Randy Raisman	0	*
Jeff Goldberg	0	*
John Larsen(6)	14,841	*
Sharon Vitti(7)	36,432	*
Joanne Burns(8)	8,025	*
Daniel Dourney(9)	7,192	*
James Parisi(10)	9,065	*
Carmine Petrone	0	*
Teresa Sparks(11)	8,143	*
Chris Cox	13,853	*
Joseph Jordan(12)	19,617	*
All Directors and Executive Officers of ATI as a group (16 persons)	149,059	3.4%

*
Represents beneficial ownership of less than 1% of total Shares legally outstanding.

(1)
Based solely on Amendment No. 6 to the Schedule 13D filed on May 10, 2024 by (together, the “Knighthead Reporting Persons”) Knighthead Capital Management, LLC (“Knighthead”), Knighthead Master Fund, L.P. (“KHMF”), Knighthead (NY) Fund, L.P. (“KHNY”), Knighthead Annuity & Life Assurance Company (“KHAL”), Knighthead Distressed Opportunities Fund, L.P. (“KHDOF”), and KHSU SPV LP LLC (“KHSU”). Knighthead beneficially owns 5,801,539 Shares, including (i) 258,600 Shares, (ii) 42,196 Shares issuable upon exercise of warrants to acquire Shares upon payment of $150.00 per share (“Series I Warrants”), (iii) 63,143 Shares issuable upon exercise of warrants to acquire Shares upon payment of $0.50 per share (“Series II Warrants”) and (iv) 5,437,600 Shares issuable upon conversion of second lien PIK convertible notes (“2L Notes”), including the accrued interest as of May 1, 2024. KHMF beneficially owns 2,101,584 Shares, including (i) 105,587 Shares, (ii) 17,905 Shares issuable upon exercise of Series I Warrants, (iii) 26,857 Shares issuable upon exercise of Series II Warrants and (iv) 1,951,235 Shares issuable upon conversion of 2L Notes, including the accrued interest as of May 1, 2024. KHNY beneficially owns 622,026 Shares, including (i) 33,005 Shares, (ii) 5,283 Shares issuable upon exercise of Series I Warrants, (iii) 7,925 Shares issuable upon exercise of Series II Warrants and (iv) 575,813 Shares issuable upon conversion of 2L Notes, including the accrued interest as of May 1, 2024. KHAL beneficially owns 2,104,984 Shares, including (i) 82,398 Shares, (ii) 8,226 Shares issuable upon exercise of Series I Warrants, (iii) 12,339 Shares issuable upon exercise of Series II Warrants and (iv) 2,002,021 Shares issuable upon conversion of 2L Notes, including the accrued interest as of May 1, 2024. KHDOF beneficially owns 972,945 Shares, including (i) 37,610 Shares, (ii) 10,782 Shares issuable upon exercise of Series I Warrants, (iii) 16,022 Shares issuable upon exercise of Series II Warrants and (iv) 908,531 Shares issuable upon conversion of 2L Notes, including the accrued interest as of May 1, 2024. KHSU beneficially owns 2,002,021 Shares issuable upon conversion of 2L Notes, including the accrued interest as of May 1, 2024. Knighthead, pursuant to certain investment management agreements serves as the investment manager of KHMF, KHDOF and KHSU and pursuant to certain investment advisory agreements serves as the investment advisor to KHNY and KHAL. Investment decision with respect to the Shares held by KHDOF, KHNY and KHAL are made by Knighthead in its sole discretion. The address of the principal business and principal office of the Knighthead Reporting Persons is c/o Knighthead Capital Management, LLC, 280 Park Avenue, 22nd Floor, New York, NY 10017.
(2)
Based solely on Amendment No. 2 to the Schedule 13D filed on June 12, 2024 by (together, the “Marathon Reporting Persons”) Marathon Asset Management GP, L.L.C. (“Marathon”), Marathon Asset Management, L.P. (“MAM”), Marathon Distressed Credit Master Fund (“MDCM”), Marathon Distressed Credit Fund, L.P. (“MDC”), MCSP Sub LLC (“MCSP”), Marathon StepStone Master Fund LP (“MSMF”), Bruce Richards, and Louis Hanover. Marathon, MAM, Mr. Richards and Mr. Hanover beneficially own 4,274,559 Shares, including (i) 36,236 Shares issuable upon exercise of Series I Warrants, (ii) 33,448 Shares issuable upon exercise of Series II Warrants and (iii) 4,204,875 Shares issuable upon conversion of 2L Notes, including the accrued interest as of March 31, 2024. MDCM beneficially owns 3,060,487 Shares, including (i) 30,584 Shares issuable upon exercise of Series I Warrants, (ii) 28,231 Shares issuable upon exercise of Series II Warrants and (iii) 2,942,174 Shares issuable upon conversion of 2L Notes, including the accrued interest as of March 31, 2024. MDC beneficially owns 547,242 Shares issuable upon conversion of 2L Notes, including the accrued interest as of March 31, 2024. MCSP beneficially owns 377,194 Shares, including (i) 3,196 Shares issuable upon exercise of Series I Warrants, (ii) 2,950 Shares issuable upon exercise of Series II Warrants and (iii) 364,087 Shares issuable upon conversion of 2L Notes, including the accrued interest as of March 31, 2024. MSMF beneficially owns 289,636 Shares, including (i) 2,456 Shares issuable upon exercise of Series I Warrants, (ii) 2,267 Shares issuable upon exercise of Series II Warrants and (iii) 279,567 Shares issuable upon conversion of 2L Notes, including the accrued interest as of March 31, 2024. Marathon is the general partner of MAM, and Bruce Richards and Louis Hanover are Managing Members of Marathon. The principal business and principal office address of the Marathon Reporting Persons is c/o Marathon Asset Management, L.P., 1 Bryant Park, 38th Floor, New York, NY 10036.

(3)
Based solely on the Form 3 filed on July 10, 2023 by Advent International GP, LLC (“Advent GP LLC”), as the General Partner of Advent International, L.P. (f/k/a Advent International Corporation, “Advent”). Advent manages funds (such funds, together with Advent and Advent GP LLC, the “Advent Reporting Persons”) that collectively beneficially own 2,316,613 Shares, which are represented as follows: (i) 226,494 shares held by Advent International GPE VII Limited Partnership, (ii) 619,408 shares held by Advent International GPE VII-B Limited Partnership, (iii) 196,909 shares held by Advent International GPE VII-C Limited Partnership, (iv) 135,543 shares held by Advent International GPE VII-D Limited Partnership, (v) 57,470 shares held by Advent International GPE VII-F Limited Partnership, (vi) 57,470 shares held by Advent International GPE VII-G Limited Partnership (the funds set forth in the foregoing clauses (i)-(vi), the “Advent Luxembourg Funds”), (vii) 209,635 shares held by Advent International GPE VII-A Limited Partnership, (viii) 446,324 shares held by Advent International GPE VII-E Limited Partnership, (ix) 34,878 shares held by Advent GPE VII-H Limited Partnership (the funds set forth in the foregoing clauses (vii)- (ix), the “Advent Cayman Funds”), (x) 1,301 shares held by Advent Partners GPE VII — 2014 Limited Partnership, (xi) 3,116 shares held by Advent Partners GPE VII — 2014 Cayman Limited Partnership, (xii) 3,587 shares held by Advent Partners GPE VII — A 2014 Limited Partnership, (xiii) 2,198 shares held by Advent Partners GPE VII — A 2014 Cayman Limited Partnership, (xiv) 16,123 shares held by Advent Partners GPE VII — Cayman Limited Partnership, (xv) 21,273 shares held by Advent Partners GPE VII — B Cayman Limited Partnership, (xvi) 905 shares held by Advent Partners GPE VII — Limited Partnership, (xvii) 4,258 shares held by Advent Partners GPE VII — A Cayman Limited Partnership, (xviii) 2,143 shares held by Advent Partners GPE VII — A Limited Partnership (the funds set forth in the foregoing clauses (x) – (xviii), the “Advent Partners Funds”) and (xix) 277,578 shares held by GPE VII ATI Co-Investment (Delaware) Limited Partnership (the “Advent Co-Invest Fund”). Advent is the manager of Advent International GPE VII, LLC (“Advent Top GP”), which in turn is the General Partner of each of GPE VII GP Limited Partnership (“Advent GP Cayman”), the Advent Partners Funds, and the Advent Co-Invest Fund. Advent Top GP is also the manager of GPE VII GP S.A.R.L., which is the General Partner of each of the Advent Luxembourg Funds. Advent GP Cayman is the General Partner of each of the Advent Cayman Funds. The address of the Advent Reporting Persons is Prudential Tower, 800 Boylston Street, Suite 3300, Boston, MA 02199.

(4)
Based solely on the Schedule 13D filed on June 26, 2023 by Onex Corporation (“Onex”), OMI Partnership Holdings Ltd. (“OMI Partnership Holdings”), Onex Capital Solutions GP, LLC (“OCS GP, LLC”), Onex Capital Solutions GP, LP (“OCS GP, LP”), Onex Capital Solutions Holdings, LP (“OCS”) and Gerald W. Schwartz (together, the “Onex Reporting Persons”). Each of the Onex Reporting Persons beneficially owns or may be deemed to beneficially own 758,040 Shares, including (i) 13,240 Shares issuable upon exercise of Series I Warrants, (ii) 14,634 Shares issuable upon exercise of Series II Warrants and (iii) 730,166 Shares issuable upon conversion of 2L Notes. Onex is the sole shareholder of OMI Partnership Holdings; OMI Partnership Holdings is the sole member of OCS GP, LLC; OCS GP, LLC is the general partner of OCS GP, LP; OCS GP, LP is the general partner of OCS; Gerald W. Schwartz is the Chairman of Onex. Mr. Schwartz, the Chairman of Onex, indirectly owns shares representing a majority of the voting rights of the shares of Onex, and as such may be deemed to beneficially own all of the Shares beneficially owned by Onex. Mr. Schwartz disclaims any such beneficial ownership. The principal business and principal office address of the Onex Reporting Persons is c/o Onex Corporation, 161 Bay Street P.O. Box 700, Toronto, ON, Canada, M5J 2S1.

(5)
Based solely on the Schedule 13D filed on June 27, 2023 by Caspian Capital LP (“Caspian Capital”), Caspian Capital GP LLC (“Caspian GP”), Adam Cohen and David Corleto (together, the “Caspian Reporting Persons”). Each of the Caspian Reporting Persons beneficially owns 430,067 Shares, including (i) 3,000 Shares, (ii) 12,857 Shares issuable upon exercise of Series I Warrants, (iii) 14,210 Shares issuable upon exercise of Series II Warrants and (iv) 400,000 Shares issuable upon conversion of 2L Notes. Caspian Capital is the investment manager or adviser to certain funds and accounts that hold the Shares reported herein. Caspian GP is the general partner of Caspian Capital and Caspian GP is controlled by Adam Cohen and David Corleto. The address of the principal business and principal office of each of the Caspian Reporting Persons is 10 East 53rd Street, 35th Floor, New York, NY 10022.

(6)
Includes 4,277 Shares that may be acquired upon the exercise of stock options, which are presently exercisable.

(7)
Includes 12,750 Shares that may be acquired upon the exercise of stock options, which are presently exercisable.

(8)
Includes 1,274 Shares that may be acquired upon the exercise of stock options, which are presently exercisable.

(9)
Includes 714 Shares that may be acquired upon the exercise of stock options, which are presently exercisable.

(10)
Includes 1,274 Shares that may be acquired upon the exercise of stock options, which are presently exercisable.

(11)
Includes 1,363 Shares that may be acquired upon the exercise of stock options, which are presently exercisable.

(12)
Includes 6,365 Shares that may be acquired upon the exercise of stock options, which are presently exercisable.

Recent Securities Transactions
Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, none of our directors, executive officers, affiliates or subsidiaries have effected any transaction involving our Shares during the 60 days prior to November 30, 2024, except as follows:
Name	Date of Transaction	Nature of Transaction	Number of Shares	Price Per Share
Joseph Jordan	November 23, 2024	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	230	$1.82
Augustus Oakes	November 23, 2024	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	72	$1.82
Agreements with Named Executive Officers
The Company has entered into employment agreements with Ms. Vitti, Mr. Cox, and Mr. Jordan.
The Company’s employment agreements with Ms. Vitti, Mr. Cox, and Mr. Jordan (the “Executive Employment Agreements”), provide for an initial term of three years that automatically renews for one-year terms thereafter, unless notice of non-renewal is provided 30 days before the renewal date, and a minimum base salary of $700,000 for Ms. Vitti and $490,000 for Mr. Cox and Mr. Jordan. In addition, the Executive Employment Agreements provide for annual target bonuses equal to 75% of base salary for Mr. Cox and Mr. Jordan. Ms. Vitti’s Executive Employment Agreement provides for annual target bonuses equal to 100% of base salary. The Executive Employment Agreements also provide for other standard benefits and perquisites, such as reimbursement of reasonable business expenses and entitlement to health and welfare benefits generally available to other executive employees, including vacation and sick leave, medical, dental, life and disability insurance benefits.
The Executive Employment Agreements provide that Ms. Vitti be granted long-term incentive equity awards from ATI for each of 2022, 2023 and 2024, that Mr. Cox be granted long-term incentive equity awards from ATI for each of 2023 and 2024, and that Mr. Jordan be granted long-term incentive equity awards from ATI in each of 2021, 2022 and 2023.
The aggregate grant-date value of such annual equity awards are to be $1,700,000 for Ms. Vitti in respect to each of 2022, 2023 and 2024, and $1,000,000 for Mr. Cox in 2023 and $500,000 in respect to 2024, and $500,000 for Mr. Jordan in respect of 2022 and $750,000 in respect of 2023. Ms. Vitti’s agreement provides that fifty percent (50%) of the aggregate value of the equity awards in respect of 2022, 2023, and 2024 are to be granted in the form of restricted stock units and the remaining fifty percent (50%) is to be granted in the form of stock options; for Mr. Cox, his agreement provides that one hundred percent (100%) of the aggregate value of the equity awards in respect of 2023 and 2024 are to be granted in the form of restricted stock units; for Mr. Jordan, his agreement does not specify the allocation between restricted stock units and stock options in respect to their equity awards in 2023. While Ms. Vitti’s agreement provided for an annual equity award of $1,700,000 for 2023, she was awarded $1,750,000 for administrative reasons approved by the Board. The forms of equity awards in respect of subsequent years will be determined by ATI’s Compensation Committee after consultation with an external compensation consultant.
The equity awards are governed by the terms of the Executive Employment Agreements, the 2021 Plan (as defined below), the Restricted Stock Agreements, and certain Restricted Stock Unit Award Agreements and Stock Option Award Agreements (the “Award Agreements”), as applicable. The equity awards in respect of fiscal year 2022 will vest in three equal annual installments over three years from the Business Combination Closing Date or date of grant, depending on the award, and vesting of equity awards in respect of subsequent years will be determined by the Company’s Compensation Committee after consultation with an external compensation consultant. With respect to years following 2023, Mr. Jordan will be eligible to receive equity awards on terms and conditions determined by the Company’s Compensation Committee after consultation with an external compensation consultant. With respect to years following 2024, Ms. Vitti and Mr. Cox will be eligible to receive equity awards on terms and conditions determined by the Company’s Compensation Committee after consultation with an external compensation consultant.
Under the terms of Ms. Vitti’s agreement, in the event of a termination without cause by the Company or a termination for good reason by Ms. Vitti, during the term of her Executive Employment Agreement and at any time other than within 24 months following a change in control, Ms. Vitti will receive (i) an amount equal to 1.5 times the sum of annual base salary and target bonus amount, payable in substantially equal installments over 18 month from termination; (ii) an annual bonus for the then-current fiscal year based on actual performance for such year, pro-rated from the first date of such fiscal year through Ms. Vitti’s last date of continued active employment, payable at the same time as annual bonuses are paid other senior executives of the Company; (iii) reimbursement of COBRA costs for a coverage period of 12 months, if elected, the employer and employee portion of any COBRA health and welfare premiums for a period equal to eighteen (18) months from the date of termination, or, if earlier, (x) the first date that Ms. Vitti is no longer eligible for COBRA, or (y) the first date that Ms. Vitti becomes eligible for health benefits from another employer; or (b) upon termination during the 24-month period following a Change in Control (i) an amount equal to 2.0 times the sum of (x) Ms. Vitti’s base salary and (y) Target Bonus, in a lump sum on the first payroll date, (ii) an annual bonus for the then-current fiscal year based on actual performance for such year, pro-rated from the first date of such fiscal year through Ms. Vitti’s last date of continued active employment, payable at the same time as annual bonuses are paid other senior executives of the Company, (iii) if elected, the employer and employee portion of any COBRA health and welfare premiums for a period equal to eighteen (18) months from the date of such termination, or, if earlier, (x) the first date that Ms. Vitti is no longer eligible for COBRA or (y) the first date that Ms. Vitti becomes eligible for health benefits from another employer, and (iv) all prior unvested grants of equity incentive compensation made to Ms. Vitti pursuant to the 2021 Plan as of the date of such termination. Under the terms of the agreements, in the event of a termination without cause by the Company or a termination for good reason by Mr. Cox or Mr. Jordan, during the term of their respective Executive Employment Agreements and at any time other than within 18 months following a change in control, each will receive (i) an amount equal to 1.25 times the sum of annual base salary and target bonus amount, payable in 15 monthly installments; (ii) a pro-rated annual bonus based on actual performance for the year in which termination occurs; (iii) reimbursement of COBRA costs for a coverage period of 12 months, and (iv) immediate vesting of any restricted shares received in connection with ICUs granted under the Wilco Acquisition, LP 2016 Equity Incentive Plan (the “2016 Plan”). In the event of a termination of without cause by the Company or termination for good reason by Mr. Cox or Mr. Jordan, within 18 months following a change in control, each are to receive (i) an amount equal to 1.5 times the sum of his annual base salary and target bonus amount, payable in a lump sum; (ii) a pro-rated annual bonus based on actual performance for the year in which termination occurs; (iii) reimbursement of COBRA costs for a coverage period of 12 months, and, with respect to Mr. Jordan, (iv) immediate vesting of any restricted shares received in connection with the ICUs granted under the 2016 Plan. Any such severance payments will be subject to applicable taxes and the executive’s execution and non-revocation of a general release of claims and continued compliance with restrictive covenant provisions. Any unvested RSUs and stock options are forfeited immediately upon termination of employment (for any reason), and any vested stock options are forfeited immediately upon termination for cause. Any vested options must be exercised prior to the earliest to occur of (i) the expiration date (which is 10 years after the grant date), (ii) 12 months after termination of employment due to death or disability, (iii) 90 days following termination of employment other than for death, disability, or termination for cause, or (iv) the date of termination for cause. Upon a change in control, (i) any awards under the Award Agreements are to be continued and or assumed by the Company or surviving company, or substituted by the surviving company with substantially similar terms for the outstanding awards, and (ii) and Restricted Shares are to vest immediately prior to the change in control. Additionally, if a participant’s employment or service is terminated upon or within 24 months following a change in control by ATI without cause or upon such other circumstances as determined by the Compensation Committee, the unvested portion (if any) of all outstanding awards held by the participant will immediately vest (and, to the extent applicable, become exercisable) and be paid in full upon such termination, with any performance conditions deemed achieved (i) for any completed performance period, based on actual performance, or (ii) for any partial or future performance period, at the greater of the target level or actual performance, unless otherwise provided in an award agreement.
Most Executive Employment Agreements contain restrictive covenants generally prohibiting each executive from providing services to a competitor or soliciting employees or business contacts for 15 months following termination of employment, or for 18 months if the executive receives enhanced severance upon a qualifying termination within 18 months following a change in control. In addition, the Executive Employment Agreements mandate that the confidentiality obligations continue after termination of employment.
Any compensation payable under an Executive Employment Agreement, and any awards under the Award Agreements and Restricted Stock Agreements, are subject to recoupment under the 2021 Plan and applicable law, including the provisions of Section 945 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules, regulations and requirements adopted thereunder by the SEC and/or national securities exchange on which the Company’s shares are listed. Under the terms of the 2021 Plan, if after termination of employment the Committee determines in its discretion that the executive engaged in an act or omissions that would have warranted termination for cause, or after termination the executive violated any continuing obligation or duty in respect of the Company, such executive’s rights, payments and benefits with respect to an award are subject to cancellation, forfeiture and/or recoupment.
As defined in a substantively similar manner under the relevant agreements:
“Termination for cause” means termination of employment for (i) willful misfeasance or nonfeasance (including not following the reasonable written direction of the Board, any committee or the Company’s CEO (other than due to disability), or repeated intentional refusal to perform assigned duties (other than due to disability), which in each case continues uncured for 30 days after written notice; (ii) personally engaging in illegal conduct or any act of moral turpitude which reasonably could be expected to harm the Company; (iii) breaching in any material respect the Executive Employment Agreement (other than due to disability) which continues uncured for 30 days after written notice, other than a breach of confidentiality or restrictive covenants (which do not require written notice or opportunity to cure); or (iv) commencement of employment with another company without prior consent.
“Termination without cause” means the Company’s termination of the executive other than for cause or due to executive’s death or disability. “Termination for good reason” means voluntary termination by executive if (i) there is a reduction in executive’s annual salary or percentage target bonus opportunity then in effect; (ii) the Company acts in any way that adversely affects employee’s participation in or materially reduce executive’s benefits under any benefit plan of the Company, except those changes generally affecting similarly situated employees; (iii) the Company materially breaches the terms of the Executive Employment Agreement; or (iv) there is a material diminution of executive’s job title, reporting relationship or job duties or responsibilities that are materially inconsistent with the position under the agreement; in each case provided that (y) executive notifies the Board in writing of any event constituting the basis for a termination for good reason within 30 days after their knowledge of the initial existence of the circumstance, and (z) the Company fails to cure such circumstance within 30 after such notice.
“Disability” means an executive’s inability to perform the essential duties, responsibilities, and functions of their position as a result of any mental or physical disability or incapacity for a length of time that the

Company determines is sufficient to satisfy such obligations as it may have to provide leave under applicable family and medical leave laws and/or “reasonable accommodation” under applicable federal, state or local disability laws.
“Change in control” means (i) any person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, (ii) during any period of two consecutive years (the “Board Measurement Period”) individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (iii) or (iv) of this definition, or a director initially elected or nominated as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the Board Measurement Period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board, (iii) merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (provided that a merger or consolidation effected to implement a recapitalization of the Company or similar transaction in which no Person other than those covered by the exceptions in (i) above acquires more than 50% of the combined voting power of the Company’s then outstanding securities (which is not a change in control), or (iv) the stockholders of the Company approve the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets other than (y) the sale or disposition of all or substantially all of the assets of the Company to a person(s) who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (z) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the stockholders of the Company.
Share-Based Compensation
The Company recognizes compensation expense for all share-based compensation awarded to employees, net of forfeitures, using a fair value-based method. The grant-date fair value of each award is amortized to expense on a straight-line basis over the award’s vesting period. Compensation expense associated with share-based awards is included in salaries and related costs and selling, general and administrative expenses in the unaudited condensed consolidated statements of operations, depending on whether the award recipient is a clinic-level or corporate employee, respectively. Share-based compensation expense is adjusted for forfeitures as incurred.
ATI 2021 Equity Incentive Plan
The Company adopted the ATI Physical Therapy 2021 Equity Incentive Plan (the “2021 Plan”) under which it may grant equity interests of the Company, in the form of stock options, stock appreciation rights, restricted stock awards and restricted stock units, to members of management, key employees and independent directors of the Company and its subsidiaries. The Compensation Committee is authorized to make grants and to make various other decisions under the 2021 Plan. The maximum number of shares reserved for issuance under the 2021 Plan is approximately 5,700,000. As of November 30, 2024, approximately 1,000,000 shares were available for future grant, and approximately 3,900,000 aggregate options and approximately 400,000 restricted stock units were outstanding.
Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:
By Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:
Continental Stock Transfer & Trust Company Attn: Corporate Actions (ATI) 1 State Street, 30th Floor New York, New York 10004 (917) 262-2378	Continental Stock Transfer & Trust Company (212) 616-7610 (phone)	Continental Stock Transfer & Trust Company Attn: Corporate Actions (ATI) 1 State Street, 30th Floor New York, New York 10004 (917) 262-2378
By Electronic Upload (Citrix):
https://cstt.citrixdata.com/r-r67bcd610896e46e4b260ffbad650dd8f
Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
The Information Agent for the Offer is:
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free: (888) 750-5835
Banks and Brokers may call collect: (212) 750-5833